Treatment And Use of Confidential Information and Prohibition of Insider Trading Policy In the course of their association with Cass Information Systems, Inc. and subsidiaries (the “Company”), the employees, officers and directors of the Company may come into possession of confidential and highly sensitive information regarding the Company and other companies with which the Company has business relationships or may be negotiating transactions (“Third Party Business”). In many instances such confidential information regarding the Company may be proprietary to the Company and important to the ability of the Company to conduct its business and remain competitive, and, accordingly, should not be disclosed to persons outside the Company, except for legitimate business reasons and subject to appropriate confidentiality undertakings. Additionally, employees, officers and d i r e c t o r s of the Company also have certain obligations under federal and state securities laws to keep such information confidential. Under federal securities laws, any employee, officer or director of the Company who purchases or sells the Company’s Common Stock or other securities at a time when such person is in possession of material information about the Company which has not yet been publicly disclosed may be subject to civil and criminal liability. Additionally, employees, officers and directors may also be liable if such information is disclosed to another person, such as a spouse, relative or friend – known as a “tippee”– who uses it for trading purposes. The prohibitions also generally extend to any material, non-public information about a Third- P a r t y Business and its securities learned by employees, officers or directors as a result of their respective positions with the Company, and for which such persons have a duty to maintain the information in confidence. The term “material information” is subject to many interpretations, but it generally includes any information which would be considered important by a reasonable person considering whether to buy or sell securities. While it is often difficult to determine materiality, a few examples of the common types of information which may be material are: (i) a significant change in historically reported financial results or earnings expectations; (ii) possible acquisitions of other companies, or a possible acquisition of the Company; or (iii) developments regarding major new products or services. In light of the obligations of the Company and its employees, officers and directors under the securities laws, and the significant civil and criminal penalties which may result from violations of such laws, the Board of Directors of the Company has adopted the following policies:

• All employees, officers and directors of the Company are prohibited from disclosing material, non-public information regarding the Company or any Third Party Business to anyone (including immediate family members, relatives, friends and acquaintances) except to corporate personnel of the Company who have a clear right to know the information in order to fulfill their responsibilities. • All employees, officers and directors of the Company are prohibited from trading in the Company’s Common Stock (including initial election, changes in elections, or reallocation of funds relating to 401(K) plan accounts) or other securities, or the Common Stock or securities of any Third Party Business, at any time during which such employee, officer or director possesses any material, non-public information concerning the Company or such Third Party Business. “Trading” includes not o n l y purchases and sales of securities but also put and call options. After the public release of any material information regarding the Company or any Third Party Business, employees, officers and directors shall, prior to trading in any securities of the Company (including initial election, changes in elections, or reallocation of funds relating to 401(K) plan accounts) or any Third Party Business, consult with either the Chief Executive Officer (CEO) or Chief Financial Officer (CFO) to confirm that sufficient time has passed to insure that the information has been widely disseminated to the investing public. • Whether or not in possession of material, non-public information, all directors and persons designated as “executive officers” of the Company may not trade in the Common Stock (including initial election, changes in elections, or reallocation of funds relating to 401(K) plan accounts) or other securities of the Company without prior clearance of each such transaction by either the CEO or CFO. Generally, unless there are important developments pending with respect to the Company which need to be made public, directors and executive officers will be cleared to trade except during four regular “blackout” periods beginning 15 days prior to the end of each fiscal quarter- and year-end and ending 48 hours after the public release of quarterly or annual earnings. Such “blackout” periods have been established to ensure that there are no appearances of improper trading by insiders in the weeks prior to the end of each quarter or the year and the release of earnings for such periods. In unusual circumstances, exceptions can be made with the prior approval of the CEO. • Directors, officers and other senior level employees who have access to material nonpublic information are restricted from engaging in short-term transactions involving the Company’s Common Stock. This includes short sales, purchasing on margin or engaging in any transactions to hedge or offset any decrease in the market value of the Company’s Common Stock at any time. In addition, pursuant to the Company’s stock ownership guidelines, no executive officer may sell shares of the Company’s Common Stock without prior approval of the CEO and CFO and in the case of the CEO approval of the Lead Director of the Company’s Board of Directors is required.

The Company is committed to meeting its obligations to its stockholders and under applicable law with regard to maintaining the confidentiality of the Company’s i n f o r m a t i o n a n d compliance with applicable securities laws. Any employee, o f f i c e r o r d i r e c t o r having questions with respect to the application of the foregoing policies or their obligations thereunder should contact either the CEO or CFO. The Company will take appropriate disciplinary action, which may include termination of employment, against persons who willfully violate the guidelines outlined above.